UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2012

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	000-51280 (Commission File Number)	36-3297908 (I.R.S. Employer Identification No.)

22 West Washington Street Chicago, Illinois (Address of principal executive offices)	60602 (Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on September 7, 2012.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others,

•                  general industry conditions and competition, including current global financial uncertainty;

•                  the impact of market volatility on revenue from asset-based fees;

•                  damage to our reputation resulting from claims made about possible conflicts of interest;

•                  liability for any losses that result from an actual or claimed breach of our fiduciary duties;

•                  financial services industry consolidation;

•                  liability related to the storage of personal information about our users;

•                  a prolonged outage of our database and network facilities;

•                  challenges faced by our non-U.S. operations; and

•                  the availability of free or low-cost investment information.

A more complete description of these risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2011. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: August 2012

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through August 2, 2012. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington

Chicago, IL 60602

Morningstar Advisor Workstation

1.             The July 10, 2012 announcement that Advisor Group, one of the largest independent broker-dealer networks in the nation, is integrating Morningstar® Advisor WorkstationSM into its Advisor Portal, a single sign-on website advisors use to access client account information and more, is intriguing.  Can you provide a rough estimate of what size Advisor Group is currently as a percentage of Morningstar’s annual revenue?  Of the more than 4,800 Advisor Group independent financial advisors, how many are currently using Morningstar’s research and investment planning software?  How many would you suspect will be users of Morningstar’s research and investment planning software given this exciting announcement?

Morningstar Advisor Workstation is a web-based, modular software platform that integrates Morningstar data, analytics, and reports to help advisors serve their investor clients. For perspective, it was our second largest product by revenue in 2011, accounting for 12%, or $77.9 million, of our consolidated revenue. At the end of June 2012, our total user count stood at 160,145 advisors.

While we don’t disclose the percent of revenue that any specifically named client contributes to our firm, and we can’t predict the number of advisors that will ultimately adopt our product, the Advisor Group agreement represents a fairly typical deal for us and is consistent in nature and scope with many other enterprise relationships we have in place.

Former Chief Operating Officer

2.             We noticed that Tao Huang, former Morningstar COO, is now a member of the team of Tur Partners LLC, an investment and advisory firm founded by former Chicago Mayor Richard Daley. Do you have any comment on his joining Tur?

Tao made many contributions to our success during his tenure at Morningstar, and we wish him nothing but the best with his new venture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: August 3, 2012	By:	/s/ Richard E. Robbins
Richard E. Robbins
General Counsel and Corporate Secretary